APPENDIX B

Series of the Company

Rational Dividend Capture Fund

Rational Real Strategies Fund

Rational Defensive Growth Fund

Rational Strategic Allocation Fund

Rational Insider Buying VA Fund

Rational Dividend Capture VA Fund

Rational Risk Managed Emerging Markets Fund

Rational Dynamic Momentum Fund

Rational Iron Horse Fund

Rational Select Asset Fund

Rational Total Return Income Fund

Rational Dynamic Momentum VA Fund

Approved By:

Mutual Fund and Variable	Huntington National Bank
Insurance Trust

/s/ Jerry Szilagyi	/s/ Kevin Speert
Jerry Szilagyi, Trustee	Kevin Speert, Vice President